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                                                                    EXHIBIT 5.2

                                          July 17, 1996

Pure Software, Inc.
1309 South Mary Avenue
Sunnyvale, California 94087

Ladies and Gentlemen:

  We have acted as counsel for Pure Software Inc., a Delaware corporation ("Pure") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of June 6, 1996 (the "Reorganization Agreement") among Pure, CST Acquisition Corporation, a wholly-owned subsidiary of Pure incorporated in Massachusetts ("Merger Sub"), and Atria Software, Inc. a Massachusetts corporation ("Atria"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Atria (the "Merger"), and Atria will become a wholly-owned subsidiary of Pure. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Pure with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus) (the "Registration Statement"), the Reorganization Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Pure and Atria respectively (the "Officers' Certificates").

  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

    4. The Merger will be reported by Pure and Atria on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

    5. The shareholders of Atria do not, and will not on or before the Effective Date, have an existing plan or intent to dispose of an amount of Pure Common Stock to be received in the Merger (or to dispose of Atria capital stock in anticipation of the Merger) such that the shareholders of Atria will not receive and retain a meaningful continuing equity ownership in Pure that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation Section 1.368-1(b) and an interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof)
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and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the Effective Date of the Registration Statement and at the Effective Time, then:

    (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

    (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

  This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

  This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

  No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

  This opinion has been delivered to you for the purposes of being included as an exhibit to the Registration Statement and satisfying the requirements of
Section 6.1(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in the Registration Statement.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation